Exhibit (10)F

                            EMPLOYMENT AGREEMENT
              Amending Employment Agreement Dated June 2, 2003


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), amending the employment agreement dated June 2, 2003, is entered into this 16th day of December 2004, by and between FNB CORPORATION (hereinafter referred to as "FNB"), a bank holding company, with its principal office located at 105 Arbor Drive, Christiansburg, Virginia, organized and existing under the laws of the Commonwealth of Virginia, which owns all of the outstanding stock of First National Bank, FNB Southwest, N.A., Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, N.A., and WILLIAM P. HEATH, Jr., residing at 1485 Turnberry Lane, Riner, Virginia, 24149 (hereinafter referred to as "Heath").

                                 WITNESSETH:

     WHEREAS, FNB desires to continue the services of Heath as its President and Chief Executive Officer and Heath desires to render such services;

     NOW THEREFORE, in consideration of the representations, warranties and mutual covenants set forth herein, the parties agree as follows:

     1. Employment. FNB hereby retains Heath as its President and Chief Executive Officer and Heath hereby accepts such employment, all upon and subject to the terms and conditions hereinafter set forth.

     2. Term. The term of employment under this Agreement shall commence as of the date of this Agreement and shall continue in full force and effect until December 31, 2005 (the initial "Employment Term"), and thereafter Heath's employment will be automatically renewed for additional one (1) year Employment Terms, unless (i) Heath or FNB, by written notice to the other party no later than ninety (90) days prior to the expiration of an Employment Term, elects not to renew this Agreement for the period following such Employment Term or (ii) this Agreement is terminated, during its original term or in any renewal period, pursuant to the provisions of Section 7, hereof. The provisions of this Section 2 shall be read in a manner consistent with the provisions of Sections 7 and 8 of this Agreement.

     3.    Duties.

           (a) Heath agrees that during the term of his employment hereunder he shall devote substantially his full business time, efforts, skill and abilities to the business of FNB in accordance with the reasonable directions and orders of the Board of Directors and will use his best efforts to promote the interests of FNB and its subsidiaries. Heath, with the approval of the Executive Committee, may take reasonable amounts of time to (i) serve as director or in some other capacity for other organizations or entities which, in the opinion of the Executive Committee, would benefit FNB, (ii) manage his personal investments if his investment activities do not interfere with his duties under this Agreement, (iii) engage in charitable, educational, religious, civic and similar types of activities, (iv) accept occasional speaking engagements, attend business related seminars and similar activities, to the extent his attendance at such activities do not inhibit or interfere with the performance of his duties hereunder or inhibit or conflict with the business of FNB, and (v) take permitted leaves of absence, sick leave and permitted vacation periods as approved by the Executive Committee. The Executive Committee shall have discretion to resolve any question that may arise as to whether any of the activities referenced in
           (i), (ii), (iii), (iv), and (v) of this Section benefit FNB, or interfere or conflict with, inhibit, or prohibit Heath's performance of his duties under this Agreement.

           (b) Heath will render his services to FNB as its President and Chief Executive Officer and shall perform the duties and services incident, usual and customary to that position and such other duties consistent with such office as may be assigned to him from time to time by the Board of Directors or the Executive Committee. In addition, Heath may hold, with the approval of the Executive Committee, such other offices or positions in any FNB subsidiary to which, from time to time, he may be appointed or elected. Unless specifically authorized in writing by the Executive Committee, Heath shall not receive any other employment compensation, incentive pay or director's fees which have not been disclosed to and specifically approved by FNB's Executive Committee.

     4.    Compensation and Benefits.

           (a) Salary. In consideration of the services to be rendered by Heath hereunder, including, without limitation, any services rendered by him as an officer or director of FNB, or as an officer or Director of any FNB subsidiary or affiliate, FNB agrees to pay to Heath, and Heath agrees to accept as compensation, for each period of service during the initial Employment Term, an annual salary (the "Salary"), payable in monthly installments pursuant to FNB's normal payroll practices, in accordance with Schedule 4(a) attached hereto. Heath's Salary shall be subject to all applicable withholding and other taxes. The amount of Salary shall be subject to adjustment by FNB's Board of Directors as of the first day of each Employment Term following the initial Employment Term based upon a performance evaluation and salary recommendation by the Compensation Committee. Any increase in Salary will be made only if the Compensation Committee determines that an increase is warranted and FNB's Board of Directors approves such recommendation.

           (b) Incentive Compensation. Heath shall be eligible to receive annual incentive compensation in accordance with performance goals and earnings targets established annually by the Executive Committee and approved by FNB's Board of Directors. Heath's annual incentive compensation may be in the form of a cash bonus and/or stock options, stock grants, or such other forms of compensation as the Compensation Committee and FNB's Board of Directors deem appropriate. Initial compensation for the initial period of this Agreement shall be in accordance Schedule 4(a) attached hereto.

           (c) Benefits. During the term of his employment hereunder, Heath shall be eligible to receive:

                 (i) All FNB sponsored welfare, insurance and retirement plan benefits generally available to other executive employees of FNB, which shall include, but not be limited to, BOLI benefits as may from time to time be allocated by the Board of Directors or the Executive Committee.

                 (ii) Vacation and sick leave in accordance with FNB's policies from time to time in effect for officers and executive employees of FNB.

                 (iii) A complete annual physical examination at FNB's expense by a local physician of Heath's choice. Heath agrees that a report of the results of the physical examination will be provided to FNB's Executive Committee upon the Executive Committee's request.

                 (iv) Should Heath die prior to the termination of this Agreement, FNB shall pay to Heath's spouse if she survives, if not, then to his estate his base compensation for the entire month in which his death occurs and shall pay to his spouse if she survives, if not, then to his estate, beginning with the month succeeding his death, an amount equal to one-half of Heath's base compensation for a period of twelve months. In addition, if Heath's spouse is covered by an Employer-sponsored health plan at the time of Heath's death, FNB shall also pay, on behalf of Heath's spouse, the premium costs associated with maintaining such spouse's health care coverage for a period of 36 months after Heath's death or until such spouse becomes covered by Medicare, whichever is last to occur. Except as modified by this provision, all other compensation and benefits payable hereunder shall cease by their terms.

                 (v) Should Heath become disabled prior to the termination of this Agreement, FNB shall pay Heath an amount equal to one-half of his base compensation for the remaining term of this Agreement and shall pay on Heath's behalf all premium costs associated with maintaining health care coverage for Heath and Heath's spouse until each of them reaches age 65 or qualifies for Medicaid, whichever is earlier. These payments shall be in addition to, and not in lieu of, any expenses Heath may be otherwise entitled to under any group or individual disability plan that provides long-term disability benefits to Heath. Except as modified by this provision, all other compensation and benefits payable hereunder shall cease by their terms. For the purpose of this paragraph, disability shall be defined as the inability of Heath to perform the duties imposed upon him under the terms and conditions of this contract. The Board of Directors shall have the sole authority to determine when or if Heath has become disabled and unable to perform his duties as set forth herein.

                 (vi) It is expressly understood and agreed if Heath's spouse still has health care coverage when she attains the age of 65, as provided in the above paragraph, or if Heath's employment is terminated for any reason and his spouse elects to continue health care coverage, which is customarily available to the spouse and dependents of retired employees, she may do so at her expense.

           (d) Changes in Compensation and Benefits. Nothing in this Agreement shall prevent the Board of Directors from, at any time, increasing the compensation and fringe benefits to be paid to Heath in the event the Board, in its sole discretion, shall deem it advisable so to do in order to compensate Heath for his services.

     5.    Reimbursement of Expenses.

           (a) Heath shall be reimbursed for reasonable and necessary expenses incurred by him in performing his employment hereunder, provided such expenses are adequately documented and submitted in accordance with FNB's policies. The Executive Committee shall have discretion to resolve any question that may arise as to whether expenses are reasonable and necessary. Such expenses shall include:

                 (i) reasonable and necessary expenses directly incurred by Heath for travel, transportation, accommodations, meals and entertainment, including those incurred while in attendance at industry conventions and meetings, in connection with the performance by Heath of his duties for FNB, which shall include reasonable and necessary expenses for travel, lodging, and meals incurred by Heath's spouse when she travels with Heath on FNB's business, to the extent consistent with FNB's policy with respect to travel by spouses of FNB's executives; and

                 (ii) all other reasonable and necessary expenses directly incurred by Heath for the promotion of the business of FNB, including, but not limited to, home entertainment expenses.

           (b) Expenses for meetings and conferences, excluding meetings sponsored by the Virginia Bankers Association, shall not exceed in the aggregate $15,000 annually, unless approved in advance by FNB's Executive Committee.

           (c) Dues and other membership charges in professional and community associations, and civic clubs shall not exceed in the aggregate $12,000 annually.

     6.    Lease of Automobile.   FNB has provided (by way of a lease) an
     automobile for the exclusive use of Heath. The leased automobile has a lease term of thirty-six (36) months. At the end of such lease term, but only if this Agreement is still in effect, Heath will be provided with a new leased automobile (after relinquishing the other leased vehicle) of a comparable model. The model of the vehicle is subject to approval by FNB's Executive Committee. FNB shall pay all lease costs, insurance premiums and maintenance costs relating to the lease of such automobile(s), provided such expenses are adequately documented in accordance with FNB's policies. The automobile shall be used by Heath primarily in connection with the performance by Heath of his duties under this Agreement and primarily for the benefit of FNB but may nevertheless be incidentally used by Heath for his personal purposes. When used for personal purposes, such as vacations or out of state personal trips, Heath shall be solely responsible for gas usage.

     7.    Termination of Employment.

           (a)   Termination for Cause.   FNB may at any time immediately
           terminate the employment of Heath hereunder for Cause. If terminated for Cause, the date of the termination ("Termination Date"), unless otherwise stated, shall be the date on which the termination decision is made by the Board of Directors. For purposes of this Agreement, "Cause" shall mean:

                 (i) embezzlement or any other act or offense involving misuse or misappropriation of money, property, or other resources of FNB, its subsidiaries, or customers.

                 (ii) the commission of fraud, conviction of a felony, any act involving moral turpitude, dishonesty, habitual drunkenness, use of illegal substances, or willful violation of law.

                 (iii) any act of disloyalty to FNB or its subsidiaries, persistent negligence, and any act involving gross negligence, breach of fiduciary duty, conflict of interest, or misconduct in the performance of the duties or obligations hereunder.

                 (iv) the repeated failure, inability, or refusal to perform the duties and responsibilities of President and Chief Executive Officer or the specific directives of the Board of Directors or the Executive Committee, the violation of FNB's Code of Conduct or standards of behavior, or any other personal conduct which in the sole judgment of FNB's Board of Directors is likely to damage the reputation of FNB, exposes FNB to liability, or renders Heath personally unfit to serve as President and Chief Executive of the Company.

                 (v) the breach of any of the terms of Sections 9 or 10 hereof.

           If the employment of Heath is terminated pursuant to this Section 7(a), FNB shall have no further obligations to Heath hereunder after the Termination Date other than the payment of accrued Salary and benefits under Section 4(a) and 4(c)(i)-(ii) hereof through the Termination Date.

           (b)   Discretionary Termination by FNB.   FNB may, at any time,
           and in its sole discretion, terminate the employment of Heath without cause for any or no reason by delivering to him a notice of termination ("Termination Notice"). Such termination shall be effective on the date of the Termination Notice; provided, however, that FNB shall be obligated to pay Heath earned and accrued but unpaid Salary and benefits through the date of the Termination Notice, and any Incentive Compensation earned and awarded but not yet received pursuant to Section 4(b) of this Agreement, and, in addition, severance compensation as set forth in Section 8(a) hereof.

           (c)   Voluntary Termination by Heath.   If at any time during the
           Employment Term Heath resigns from the employ of FNB, FNB shall be obligated to pay Heath earned and accrued but unpaid Salary and benefits through the date of his termination, but shall have no obligation to pay Heath any incentive compensation awarded but not yet received or any severance compensation.

     8.    Severance Compensation.

           (a)   Severance Payments.   In the event that Heath's employment
           hereunder is terminated by FNB pursuant to Section 7(b) hereof, or is not renewed by FNB pursuant to Section 2(i) of the Agreement, FNB shall pay to Heath severance compensation in the form of continued installment payments of his Salary for a period of not less than twelve (12) months. In addition, the Association shall provide Heath with the opportunity for continuation of the medical benefits and insurance described in Section 4(c)(i) hereof, to which Heath is then entitled and participating, for the period of time set forth in the immediately preceding sentence, or in the case of medical benefits to the extent required by the Consolidated Omnibus Budget Reconciliation Act. Heath shall not be entitled to receive any other compensation or benefits under this Agreement, except as specified in Section 7(b), after the termination of his employment and shall have no other claim against FNB by reason of the Agreement.

           (b)   Continuation of Other Benefits.   Notwithstanding any
           provision of this Agreement, in the event of Heath's termination of employment for any reason, he will be entitled, in addition to any other rights and benefits under this Agreement, to all benefits provided by law or accrued and vested under any plan of FNB applicable to him in accordance with its terms. In addition thereto, Heath will be given retiree status, if necessary, to provide eligibility for group health care coverage for his spouse; however, if Heath is involuntarily terminated then such coverage shall be at no expense to the corporation.

     9.    Disclosure and Assignment of Discoveries.

           (a) Heath shall (without any additional compensation) promptly disclose in writing to the Executive Committee all ideas, processes, devices and business concepts (hereinafter referred to collectively as "Discoveries"), whether or not patentable or copyrightable, which he, while employed by FNB conceives, develops, acquires or reduces to practice, whether alone or with others and whether during or after usual working hours, and which are related to FNB's business or interests, or arise out of or in connection with the duties performed by him hereunder; and Heath hereby transfers and assigns to FNB all rights, title and interest in and to such Discoveries. Upon the request of FNB, Heath shall (without any additional compensation), from time to time during or after the expiration or termination of his employment, execute such further instruments and do all such other acts and things as may be deemed necessary or desirable by FNB to protect and/or enforce its rights in respect to such Discoveries.

           (b) For purposes of this Section 9 and the following Section 10, the reference to FNB shall mean and include any and all subsidiaries, and affiliated corporations in existence from time to time.

    10.    Non-Disclosure of Confidential Information:  Non-Competition

           (a) Heath represents that he has been informed that it is the policy of FNB to maintain as secret and confidential all information (1) relating to the products, processes and/or business concepts used by FNB, and (2) relating to the customers and employees of FNB ("Confidential Information"), and Heath further acknowledges that such Confidential Information is of great value to FNB and is the property of FNB. The parties recognize that the services to be performed by Heath are special and unique, and that by reason of his employment by FNB, he will acquire Confidential Information as aforesaid. The parties confirm that it is necessary to protect FNB's goodwill and, accordingly, Heath hereby agrees that he will not directly or indirectly (except where authorized by the Executive Committee for the benefit of FNB):

                 (i) at any time during his employment hereunder or after he ceases to be employed by FNB, divulge to any persons, firms or corporations other than FNB (hereinafter referred to collectively as "Third Parties"), or use, or cause to authorize any third parties to use, any such Confidential Information, or any other information regarded as confidential and valuable by FNB which he knows or should know is regarded as confidential and valuable by FNB (whether or not any of the foregoing information is actually novel or unique or is actually known to others); or

                 (ii) at any time during his employment hereunder and for a period of time equal to one (1) year after he ceases to be employed by FNB, referred to herein as the "Restricted Period", solicit or cause or authorize, directly or indirectly, to be solicited for employment, for or on behalf of himself or Third Parties, any persons who were at any time within one (1) year prior to the cessation of his employment hereunder, employees of FNB;

                 (iii) at any time during his employment hereunder and during the Restricted Period, employ or cause or authorize, directly or indirectly, to be employed, for or on behalf of himself or Third Parties, any such employees of FNB;

                 (iv) at any time during his employment hereunder and during the Restricted Period, unless agreed to by FNB in writing, accept employment in FNB's trading area (defined herein as all areas located within fifty (50) miles by highway from an office then operated by FNB or one of its subsidiaries) as an owner, director, officer, manager, or agent in any business, firm, corporation, partnership, or other entity which is engaged in banking activities that are essentially the same as that of FNB.

                 (v) at any time during his employment hereunder and during the Restricted Period, solicit or cause or authorize, directly or indirectly, to be solicited, for or on behalf of himself or Third Parties, any business with respect to which FNB is engaged, from Third Parties who were, at any time within one (1) year prior to the cessation of his employment hereunder, customers of FNB; or

                 (vi) at any time during his employment hereunder and during the Restricted Period, accept or cause or authorize, directly or indirectly, to be accepted, for or on behalf of himself or any Third Party, any such business from any customers of FNB.

           (b) Heath agrees that he will not, at any time, remove from FNB's premises any drawings, notebooks, data and other documents and materials relating to the business and procedures heretofore or hereafter acquired, developed and/or used by FNB without prior written consent of the Executive Committee, except as reasonably necessary to the discharge of his duties hereunder.

           (c) Heath agrees that, upon the expiration of his employment by FNB for any reason, he shall forthwith deliver to FNB any and all order books, customer lists, logs, drawings, notebooks and other documents and materials, and all copies thereof, in his possession or under his control relating to any Confidential Information or any Discoveries or which is otherwise the property of FNB.

           (d) Heath agrees that any breach, threatened breach, or alleged breach by him of any provision of Section 9 and this Section 10 shall entitle FNB, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach, threatened breach, or alleged breach. The parties understand and intend that each restriction agreed to by Heath hereinabove shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any other restriction, will not effect the enforceability of the remaining restrictions, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained in Section 9 and this Section 10 shall be deemed a waiver of any future breach.

           (e) Heath hereby acknowledges that he is fully cognizant of the restrictions imposed upon him by Section 9 and this Section 10.

    11.    Conflicting Agreements.   Heath hereby represents and warrants to
           FNB that (1) neither the execution of this Agreement by him nor the performance by him of any of his obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreements to which he is a party or by which he is bound, and (2) he is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

    12.    Life Insurance.   Heath agrees that FNB may apply for and purchase
           one or more life insurance policies on his life in such amount or amounts as FNB deems appropriate. FNB shall be the sole beneficiary of such policies and Heath hereby acknowledges that FNB has an insurable interest in his life. Heath agrees to cooperate with FNB in obtaining any insurance on his life or any disability insurance applicable to him which FNB may desire to obtain for its own benefit and shall undergo such physical and other examinations, and shall execute any consents or applications, which FNB may request in connection with the issuance or one or more of such insurance policies.

    13.    Change in Control.

           (a)   Definition of Change in Control.
           For purposes of this Agreement, a "change in control" of FNB shall have occurred at such time as (i) the closing of a corporate reorganization in which FNB becomes a subsidiary of a holding company, or is merged into another entity, the majority of the common stock of which is owned, in aggregate, by persons who did not own the majority of the common stock of FNB Corporation (or its successor) immediately prior to the reorganization; or (ii) individuals who constitute the Board of Directors of FNB Corporation on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided that any person becoming a director subsequent to the date hereof whose nomination for election was approved by a vote of at least three quarters (3/4) of the directors comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board for purposes of this subsection. For purposes of this Section 13, the term "person" shall include any individual, corporation, partnership, group, association or other "person", as such term is used in section 14(d) of the Exchange Act, other than FNB, any entity in which FNB owns a majority of the voting interest, or any employee benefit plan(s) sponsored by FNB.

           (b)   Termination Following Change in Control.
           FNB recognizes that a change in control as defined in Section 13(a) may directly affect the direction and philosophy of FNB. A change in control may also affect Heath's responsibilities and position with FNB. Should a change in control occur that results in Heath being replaced as President and Chief Executive Officer of FNB, Heath, upon his involuntary termination or if he elects to terminate his employment within thirty (30) days of the change in control, shall be entitled to receive in a lump sum within the aforesaid thirty (30) days of such termination compensation of two times the base salary he is receiving at the time of termination of employment. To be eligible for the foregoing benefit Heath agrees to remain and serve as President and CEO for period of thirty (30) days following the day upon which the change of control occurs if requested to do so by the surviving Board of Directors.

           (c) It is expressly understood and agreed that all payments and benefits provided to Heath which are parachute payments for federal income tax purposes will be limited so that there are no excess parachute payments subject to excise tax imposed on Heath or loss of deductibilities for FNB and its affiliates.

           (d) Any termination of Heath, whether involuntary or voluntary, following a change in control shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto. Such Notice of Termination shall specify the date as of which employment shall terminate ("Date of Termination"), which Date of Termination shall not be more than sixty (60) days from the date of the Notice of Termination.

    14.    Notices.   All notices, requests, demands or other communications
           hereunder shall be deemed to have been given if delivered in writing personally or by certified mail to each party at the address set forth below, or at such other address as each party may designate in writing to the other:

                        If to FNB:

                        Executive Committee
                        FNB Corporation
                        105 Arbor Drive
                        Christiansburg, VA  24068-0600

                        If to Heath:

                        William P. Heath, Jr.
                        1485 Turnberry Lane
                        Riner, VA  24149

    15.    Entire Agreement.   This Agreement contains the entire
           understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements between the parties, and may not be changed or terminated orally. No change, termination, or attempted waiver of any of the provisions hereof or thereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

    16.    Severability.   In the event that any one or more of the
           provisions of this Agreement shall be declared to be illegal or unenforceable under any law, rule or regulation of any government having jurisdiction over the parties hereto, such illegality or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement.

    17.    Counterparts.   This Agreement may be executed in one or more
           counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    18.    Governing Law.   All matters concerning the validity and
           interpretation of and performance under this Agreement shall be governed by the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of this 16th day of December 2004.

                                   FNB CORPORATION


                                   By:     /s/Kendall O. Clay
                                   Name:   Kendall O. Clay
                                   Title:  Chairman of the Board of Directors

                                   By:     /s/William P. Heath, Jr.
                                   Name:   William P. Heath, Jr.
                                   Title:  President and CEO

                                Schedule 4(a)
                         FNB CEO COMPENSATION - 2005

FORMULA:

            Base Salary             $248,000

Bonus Compensation

            Base Pool               $ 60,000


                         Target Performance Criteria

                  Bonus Criteria                     Pool Allocation

1.  ROE           Budgeted                               $ 9,000
2.  ROA           Budgeted                               $ 9,000
3.  Earnings      Budgeted                               $ 4,500
4.  Assets        8% Growth                              $ 4,500
5.  CAMELS        1                                      $ 9,000
6.  Subjective    Comp Committee Recommendation          $24,000

      1.  ROE measured on a cash basis.
      2.  ROA measured on a cash basis.
      3.  Budgeted earnings approved by the Corporate Board of Directors.
      4.  Excluding acquisitions and mergers.
      5.  Bonus payable for each institution receiving CAMELS 1 rating.
      6. Compensation Committee recommendation could range for 0 - $24,000. Criteria would include, but not be limited to, CEO accomplishments in management development, community relations, stockholder relations, regulatory relations, and industry relations.


Total potential compensation, assuming one CAMELS 1 rating and maximum
allowance by Compensation Committee:                    $308,000



                                   KOC   ________      WPH, Jr.   ________